December 31, 2025 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)
Amendment no. 1 to pricing supplement dated December 26, 2025 to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 5-III dated
March 5, 2025, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
Auto Callable Buffered Equity Notes Linked to the
MerQube US Tech+ Vol Advantage Index due
December 31, 2030
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Notwithstanding anything to the contrary set forth in the pricing supplement dated December 26, 2025, related to the notes referred to above (the “pricing supplement”), the Review Dates are as set forth below:
Review Dates*: December 31, 2026, March 29, 2027, June 28, 2027, September 27, 2027, December 27, 2027, March 27, 2028, June
26, 2028, September 26, 2028, December 26, 2028, March 26, 2029, June 26, 2029, September 26, 2029, December 26, 2029, March
26, 2030, June 26, 2030, September 26, 2030 and December 26, 2030 (final Review Date)
* Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of the Notes —
Postponement of a Determination Date — Notes Linked Solely to an Index” in the accompanying underlying supplement and “General
Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP: 48136MPB7
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement, “Risk Factors” beginning on page US-4 of the accompanying underlying supplement and
“Selected Risk Considerations” beginning on page PS-7 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.
● Pricing supplement dated December 26, 2025:
http://www.sec.gov/Archives/edgar/data/19617/000121390025126463/ea0271252-01_424b2.htm
● Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
● Underlying supplement no. 5-III dated March 5, 2025:
http://www.sec.gov/Archives/edgar/data/19617/000121390025020799/ea0233342-01_424b2.pdf
● Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
● Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm